U.S. SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
 Pursuant to Section 12(b) or (g) of
The Securities Exchange Act of 1934

MADISON VENTURE CAPITAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-8380112
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

488 Madison Avenue, Suite 1100 New York, New York	10022
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code: (212) 486-2500

Securities to be registered pursuant to Section 12(b) of the Act:

NONE

Securities to be registered pursuant to Section 12(g) of the Act:

COMMON STOCK, par value $.001
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

ITEM 1.  DESCRIPTION OF BUSINESS

Madison Venture Capital Group, Inc. (“we”, “us”, “our”) was incorporated under the laws of the State of Delaware on August 17, 2006.  Since our inception, we have been engaged in developmental stage activities and organizational efforts, including obtaining initial financing.  Based upon our proposed business activities, we are a "blank check" company. The SEC defines those companies as "any development stage company that is issuing a penny stock, within the meaning of Section 3 (a)(51) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that has no specific business plan or purpose, or has indicated that its business plan is to merge with an unidentified company or companies." Many states have enacted statutes, rules and regulations limiting the sale of securities of "blank check" companies in their respective jurisdictions. We are, as defined in Rule 12b-2 under the Exchange Act, also a “shell company,” defined as a company with no or nominal assets (other than cash) and no or nominal operations. We intend to comply with the periodic reporting requirements of the Exchange Act for as long as we are subject to those requirements.

Our business purpose is to seek the acquisition of, or merger with, an existing company.  The acquisition of a business opportunity may be made by purchase, merger, exchange of stock, or otherwise, and may encompass assets or a business entity, such as a corporation, joint venture, or partnership. We have very limited capital, and it is unlikely that we will be able to take advantage of more than one such business opportunity. We intend to seek opportunities demonstrating the potential of long-term growth as opposed to short-term earnings.  We will not restrict potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire any type of business.  As of the date hereof, we have made no efforts to identify a possible business combination including, but not limited to, not conducting negotiations or entering into a letter of intent with respect to any target business and we have not entered into a letter of intent or any definitive agreement with respect to any target business.  If we are unable to locate a suitable entity with which to enter into a business combination, we may invest in passive investments as an alternative to acquiring a business.  This may prove to be more suitable, as an alternative, because it will be a non-management control investment.

The analysis of new business opportunities has and will be undertaken by or under the supervision of our officers and directors.  We have not yet considered  potential  acquisition  transactions  with  any companies,  nor, as of this date, have we entered  into any  definitive  agreement with any  party.  We have unrestricted flexibility in seeking, analyzing and participating in potential business opportunities.  Notwithstanding this flexibility, we shall have no duty or obligation to analyze and investigate more than one business opportunity.  In our efforts to analyze potential acquisition targets, we will consider a number of factors including, but not limited to, the following:

(A)           Competitive position as compared to other firms of similar size and experience within the industry segment as well as within the industry as a whole;

(B)           Potential for growth, indicated by new technology, anticipated market expansion or new products;

(C)           Capital requirements and anticipated availability of required funds, to be  provided by the target business or from operations, through the sale of additional  securities,  through joint ventures or similar arrangements or from other sources;

(D)           Strength and diversity of management, either in place or scheduled for recruitment;

(E)           The cost of participation by us as compared to the perceived tangible and intangible values and potentials;

(F)           The accessibility of required management expertise, personnel, raw materials, services, professional assistance and other required items; and

(G)           The extent to which the business opportunity can be advanced;

In applying the foregoing factors, no one of which will be controlling, management will attempt to analyze all facts and circumstances and make a determination based upon reasonable investigative measures and available data.  Management intends to meet personally with management and key personnel of the target business entity as part of its investigation and to utilize written reports and personal investigation in order to evaluate each of the above factors.

Potentially available business opportunities may occur in many different industries, and at various stages of  development, all of which will make the task of comparative  investigation  and analysis of such business opportunities extremely difficult and  complex.  Due to the limited capital available for investigation, we may not discover or adequately evaluate adverse facts about the opportunity to be acquired.

Our plans are in the conceptual stage only.  There is no relationship between our particular name and our intended business plan.  If successful in completing a merger or acquisition, we expect that our name would change to reflect the marketing goals of the business combination.

Michael Zaroff serves as President and a Director.  Frederick M. Mintz serves as Chairman of the Board and a Director.  Alan P. Fraade was our original incorporator, and presently serves as Principal Accounting Officer, Principal Financial Officer, Vice President, Secretary and a Director.

We have not been involved in any bankruptcy, receivership or similar proceeding.  We have not been involved in any material reclassification, merger consolidation, or purchase or sale of any assets.

Form of Acquisition

The manner in which we participate in an opportunity will depend upon the nature of the opportunity, the respective needs and desires of the parties and the promoters of the opportunity, and our relative negotiating strength and that of such promoters.

It is likely that we will acquire our participation in a business opportunity through the issuance of our Common Stock or other securities.  Although the terms of any such transaction cannot be predicted, it should be noted that in certain circumstances the criteria for determining whether or not an acquisition is a so-called "tax free” reorganization pursuant to Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), depends upon whether the owners of the acquired business own 80% or more of the voting stock of the surviving entity.  If a transaction were structured to take advantage of these provisions rather than other "tax free" provisions provided pursuant to the Code, all prior stockholders would in such circumstances retain 20% or less of the total issued and outstanding shares of the surviving entity.  Under other circumstances, depending upon the relative negotiating strength of the parties, prior stockholders may retain substantially less than 20% of the total issued and outstanding shares of the surviving entity.  The result of the foregoing could result in substantial additional dilution to the equity of those who were our stockholders prior to such reorganization.

Our present stockholders will likely not have control of a majority of the voting shares following a reorganization transaction.  As part of such a transaction, all or a majority of our directors are likely to resign and new directors may be appointed without any vote by stockholders.

In the event of an acquisition, the transaction shall be approved by vote or consent by our stockholders.  In the event of a statutory merger or consolidation directly involving us, we shall obtain the written consent of the holders of a majority of our outstanding shares, which vote can be accomplished by our current management, or pursuant to a stockholders' meeting to obtain such approval. Any such transaction shall require Management to obtain stockholder approval.  It should be noted that in view of the fact that our management indirectly controls a majority of our shares, no consent of any stockholders other than Mintz & Fraade Enterprises, LLC and Sierra Grey Capital, LLC shall be required.

It is anticipated that the investigation of specific business opportunities and the negotiation ,drafting and execution of  relevant agreements, disclosure document and other instruments will require substantial management time and attention and substantial cost for the services of accountants, attorneys and others.  If a decision is made not to participate in a specific business opportunity, the costs which are incurred in the related investigation would not be recoverable.  Furthermore, even if an agreement is reached for the participation in a specific business opportunity, the failure to consummate that transaction may result in the loss to us of the related costs incurred.

We presently have no employees, and do not expect to hire any employees. Our officers and directors are engaged in outside business activities and anticipate that they will devote very limited time to our business.  However, our officers intend to devote such time to the company as they deem reasonably necessary to effectively manage our business and affairs and to attempt to identify transaction opportunities.  Our officers intend to devote very limited time to the business of the company until such time as a potentially suitable transaction opportunity is identified.  After a potentially suitable transaction opportunity has been identified, our officers expect to devote such time to due diligence with respect to that transaction opportunity as they determine is reasonably necessary, and if they believe such transaction to be in our best interests, then they would expect to devote a substantial amount of time to consummating such transaction.

Reports to security holders.

(1) We are not required to deliver an annual report to our security holders and at this time we do not anticipate the distribution of such a report.

(2) We will file reports with the SEC after this Form 10 becomes effective.  We will be a reporting company and we will comply with the requirements of the Exchange Act.

(3) The public may read and copy any materials which we file with the SEC after this Form 10 becomes effective at the SEC's Public Reference Room at 100 F. Street N.E., Washington, D.C.  20549.  The public may obtain information with respect to the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Additionally, the SEC maintains an Internet site which contains reports, proxy and information statements, and other information with respect to issuers which file electronically with the SEC, which can be found at http://www.sec.gov.

ITEM 1A.  RISK FACTORS

The Company's business and ownership of shares of our common stock are subject to numerous risks, including the following:

An investment in the Company involves a high degree of risk.  Any statements with respect to future events contained in this Form 10 are based upon circumstances and events which have not yet occurred, and upon assumptions which may not materialize.  The actual results which are achieved by us may vary materially from those discussed in this Form 10.

In addition, this Form 10 contains forward-looking statements which involve risks and uncertainties.  Forward-looking statements are based upon the beliefs of our management, as well as assumptions made by and information currently available to our management.  When used in this Form 10, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements.  These statements reflect our current views with respect to future events and are subject to risks and uncertainties which may cause our actual results to differ materially from those contemplated in our forward-looking statements.  We caution you not to place undue reliance upon such forward-looking statements, as our results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors section and elsewhere in this Form 10.  Any such statements are representative only as of the date of this Form 10.  We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances subsequent to the date of this Form 10 or to reflect the occurrence of unanticipated events, except for such updates to this Form 10 as are required by federal securities laws and such periodic reports as are required pursuant to the Securities Exchange Act of 1934, as amended.

Accordingly, you should consider carefully the following risk factors, in addition to the other information with respect to our business contained in this Form 10.

There is uncertainty as to our ability to receive additional financing.

We have raised capital which we believe will be sufficient until we consummate a merger or other business combination.  We may need to raise additional capital through the issuance of additional shares or through debt.  There is no existing commitment to provide additional capital.  There can be no assurance that we shall be able to receive additional financing.

There may be conflicts of interest between our management and our non-management stockholders.

Conflicts  of  interest  create  the  risk  that  management  may  have an incentive to act  adversely to the interests of other  stockholders.  A conflict of interest may arise between our management's personal pecuniary interests and their fiduciary duty to our stockholders.  Further, our management's own pecuniary interest may at some point compromise its fiduciary duty to our stockholders. In addition, our officers and directors are currently and in the future shall be involved with other blank check companies and conflicts may arise in the pursuit of business combinations with such other blank check companies with which they are and may in the future be affiliated.  Management currently has interests in one other similar blank check company, Madison Acquisition Ventures, Inc.  Management previously had interests in Madison Enterprises Group, Inc., which had a registration statement which was effective as of November 10, 2009 and closed an acquisition on May 10, 2011.  Management plans to give the first suitable transaction opportunity to Madison Acquisition Ventures, Inc. and the second suitable transaction opportunity to this company.  If management forms any subsequent blank check companies, priority with respect to transaction opportunities shall go to Madison Acquisition Ventures, Inc.  then this company.  Prospective business opportunities may not be offered to management or their affiliates prior to the Company.  This preference has been decided by management, however, it may be changed at their discretion.  In the future, after the close of a transaction, the Company does not anticipate that our current officers and directors will perform services in their current capacity.

Management has adopted a policy that we will not seek a merger with, or acquisition of, any entity in which management serves as officers, directors or partners, or in which they or their family members own or hold any ownership interest.  The Company has not established other binding guidelines or procedures for resolving potential conflicts of interest.  Failure by management to resolve conflicts of interest in our favor could result in liability of management to us.

Our management’s indirect ownership of a majority of our stock would enable it to approve any business combination, regardless of whether other stockholders wanted to approve such transaction.

Our management also controls Sierra Grey Capital LLC and Mintz & Fraade Enterprises LLC, which jointly own 93.5 % of our Common Stock.  If our management acted through Sierra Grey Capital LLC and Mintz & Fraade Enterprises LLC, our management would be able to approve a business combination requiring stockholder approval regardless of whether other stockholders wanted to approve such transaction.  If management wanted to pursue a business combination that some stockholders opposed, those stockholders would not be able to prevent the proposed business combination.

Our business is difficult to evaluate because we have no operating history.

As we have no operating history or revenue and only minimal assets, there is a risk that we will be unable to continue as a going concern and consummate a business combination.  We have no operating history nor any revenues or earnings from operations since inception.  We have no significant assets or financial resources.  We will, in all likelihood, sustain operating expenses without corresponding revenues, at least until the consummation of a business combination.  This may result in our incurring a net operating loss which will increase continuously until we can consummate a business combination with a profitable business opportunity.  There can be no assurance that we will be able to identify a suitable business opportunity and consummate a business combination.

There is competition for those private companies suitable for a merger transaction of the type contemplated by management.

We are in a highly competitive market for a small number of business opportunities which could reduce the likelihood of consummating a successful business combination. We are and will continue to be an insignificant participant in the business of seeking mergers with, joint ventures with and acquisitions of, small private and public entities. A large number of established and well-financed entities, including small public companies and venture capital firms, are active in mergers and acquisitions of companies which may be desirable target candidates for us.  Virtually all of these entities have significantly greater financial resources, technical expertise and managerial capabilities than we do; consequently, we will be at a competitive disadvantage in identifying possible business opportunities and successfully completing a business combination.  These competitive factors may reduce the likelihood of our identifying and consummating a successful business combination.

Our future success is highly dependent upon the ability of management to locate and attract a suitable acquisition.

The nature of our operations is highly speculative and there is a consequent risk of loss with respect to the purchase of shares. The success of our plan of operation will depend to a great extent upon the operations, financial condition and management of the identified business opportunity.  Although management intends to seek business combination(s) with entities having established operating histories, there can be no assurance that we will be successful in locating candidates meeting that criterion.  If we complete a business combination, the success of our operations may be dependent upon management of the successor firm or venture partner firm and numerous other factors beyond our control.

We have no existing agreement for a business combination or other transaction.

We have no arrangement, agreement or understanding with respect to engaging in a merger with, joint venture with or acquisition of, a private or public entity. There can be no assurance that we will successfully identify and evaluate suitable business opportunities or that we will conclude a business combination.  Management has not identified any particular industry or specific business within an industry for evaluation.  We cannot guarantee that we will be able to negotiate a business combination upon favorable terms, and there is consequently a risk that funds allocated to the purchase of our shares will not be invested in a company with active business operations.

Management  intends to devote only a limited  amount of time to seeking a target company  which  may  adversely   impact  our  ability  to  identify  a  suitable acquisition candidate.

During such time as management is seeking a business combination, management anticipates devoting no more than several hours per week to our business and affairs.  Our officers have not entered into written employment agreements with us and are not expected to do so in the foreseeable future.  This limited commitment may adversely impact our ability to identify and consummate a successful business combination.

However, management intends to devote such time to the company as management deems reasonably necessary to effectively manage our business and affairs and to attempt to identify transaction opportunities.  Management intends to devote very limited time to the business of the company until such time as a potentially suitable transaction opportunity is identified.  After a potentially suitable transaction opportunity has been identified, management expects to devote such time to due diligence with respect to that transaction opportunity as management determines is reasonably necessary, and if management believes such transaction to be in our best interests, then management expects to devote a substantial amount of time to consummating such transaction.

The time and cost of preparing a private company to become a public reporting company may preclude us from entering into a merger or acquisition with the most attractive private companies.

Target companies which fail to comply with SEC reporting requirements may delay or preclude acquisition. Sections 13 and 15(d) of the Exchange Act require reporting companies to provide certain information about significant acquisitions, including certified financial statements for the company acquired, covering  one, two, or three  years, depending on the relative size of the acquisition.  The time and additional costs which may be incurred by some target entities to prepare these statements may significantly delay or essentially preclude consummation of an acquisition.  Otherwise suitable acquisition prospects which do not have or are unable to obtain the required audited statements may be inappropriate for acquisition as long as the reporting requirements of the Exchange Act are applicable.

We may be subject to further government regulation which would adversely affect our operations.

If we engage in business combinations which result in our holding passive investment interests in a number of entities, we could be subject to regulation pursuant to the Investment Company Act.  If so, we would be required to register as an investment company and could be expected to incur significant registration and compliance costs. We have obtained no formal determination from the SEC as to our status pursuant to the Investment Company Act and, consequently, violation of the Investment Company Act could subject us to material adverse consequences.  We have not yet located a suitable entity with which to enter into a business combination, and we do not have any reason to believe that the entity will result in us being subject to the Investment Company Act.

Our business will have no revenues unless and until we merge with or acquire an operating business.

We  are a  development  stage  company  and  have  had  no  revenues  from operations.  We may not realize any revenues unless and until we successfully merge with, or acquire, an operating business.

We intend to issue more shares in a merger or acquisition, which will result in substantial dilution to our stockholders.

Our Certificate of Incorporation authorizes the issuance of a maximum of 50,000,000 shares of common stock and a maximum of 5,000,000 shares of Preferred Stock. Any merger or acquisition effected by us may result in substantial dilution in the percentage of our Common Stock held by our then existing stockholders. Although to date we have not issued any Preferred Stock, any merger or business combination effected by us which includes the issuance of Preferred Stock may result in a substantial dilution in the rights of holders of Common Stock or Preferred Stock held by our then existing stockholders. Moreover, the Common Stock issued in any such merger or acquisition transaction may be valued on an arbitrary or non-arm's-length basis by our management, resulting in an additional reduction in the percentage of Common Stock held by our then existing stockholders. To the extent that additional shares of Common Stock or Preferred Stock are issued in connection with a business combination or otherwise, dilution of the interests of our stockholders will occur and the rights of the holders of Common Stock might be materially adversely affected.

We have conducted no market research or identification of business opportunities, which may affect our ability to identify a business to merge with or acquire.

We have neither conducted nor have others made available to us results of market research with respect to prospective business opportunities. Therefore, there can be no assurance that market demand exists for a merger or acquisition as contemplated by us.  Our management has not identified any specific business combination or other transactions for formal evaluation by us, such that it may be expected that any such target business or transaction will present such a level of risk that conventional private or public offerings of securities or conventional bank financing will not be available.  There can be no assurance that we will be able to acquire a business opportunity upon terms favorable to us.  Decisions as to which business opportunity to participate in will be unilaterally made by our management, which may act without the consent, vote or approval of our stockholders.

We are likely seeking to complete a business combination through a "reverse merger".  Following such a transaction we may not be able to attract the attention of major brokerage firms.

Additional risks may exist because we will assist a privately held business to become public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of our Company because there is no incentive to brokerage firms to recommend the purchase of our common stock. There can be no assurance that brokerage firms will want to conduct any secondary offerings on behalf of our post-merger company in the future.

There can be no assurance that our common stock will ever be listed on NASDAQ, the New York Stock Exchange, the American Stock Exchange, or one of the other national securities exchanges or markets.

Until such time as our common stock is listed upon any of the several NASDAQ markets, the New York Stock Exchange, the American Stock Exchange, or one of the other national securities exchanges or markets, of which there can be no assurance, accurate quotations as to the market value of our securities may not be possible.  Sellers of our securities are likely to have more difficulty disposing of their securities than sellers of securities which are listed upon any of the several NASDAQ markets, the New York Stock Exchange, the American Stock Exchange, or one of the other national securities exchanges or markets.

There is no public market for our Common Stock.

There is no public trading market for our Common Stock and none is expected to develop in the foreseeable future unless and until we complete a business combination with an operating business and such business files a Registration Statement pursuant to the Securities Act.

We have never paid dividends on our Common Stock.

We have never paid dividends on our common stock, and there can be no assurance that we will have sufficient earnings to pay any dividends with respect to the common stock.  Moreover, even if we have sufficient earnings, we are not obligated to declare dividends with respect to the common stock. The future declaration of any cash or stock dividends will be in the sole and absolute discretion of the Board of Directors and will depend upon our earnings, capital requirements, financial position, general economic conditions and other pertinent factors.  It is also possible that the terms of any future debt financing may restrict the payment of dividends.  We presently intend to retain earnings, if any, for the development and expansion of its business.

Our directors and officers will have substantial influence over our operations and control substantially all business matters.

As indicated elsewhere herein, because management consists of only three persons, while seeking a business combination, our officers and directors will be the only persons responsible for conducting our day-to-day operations.  We do not benefit from multiple judgments that a greater number of directors or officers may provide, and we will rely completely upon the judgment of our officers and directors when selecting a target company.

Our management also controls Sierra Grey Capital LLC and Mintz & Fraade Enterprises LLC, which jointly own 93.5 % of our Common Stock.  If our management acted through Sierra Grey Capital LLC and Mintz & Fraade Enterprises LLC, our management would be able to approve a business combination requiring stockholder approval regardless of whether or not other stockholders approved such transaction.

Further, Michael Zaroff, Frederick M. Mintz, and Alan P. Fraade intend to devote such time to the company as they deem reasonably necessary to effectively manage our business and affairs and to attempt to identify transaction opportunities.  Messrs. Zaroff, Mintz and Fraade intend to devote very limited time to the business of the company until such time as a potentially suitable transaction opportunity is identified.  After a potentially suitable transaction opportunity has been identified, Messrs. Zaroff, Mintz and Fraade expect to devote such time to due diligence with respect to that transaction opportunity as they determine is reasonably necessary, and if they believe such transaction to be in our best interests, then they would expect to devote a substantial amount of time to consummating such transaction.

Messrs. Zaroff, Mintz and Fraade have not entered into written employment agreements with us and are not expected to do so.  We have not obtained key man life insurance on any of our officers or directors.  The loss of the services of Michael Zaroff, Frederick M. Mintz, or Alan P. Fraade would adversely affect the development of our business and our likelihood of continuing operations.

There can be no assurance that following a business combination with an operating business, our common stock will not be subject to the “penny stock” regulations, which would likely make it more difficult to transfer or resale.

To the extent that we consummate a business combination and our common stock becomes listed for trading on a quotation service, our common stock may constitute a “penny stock,” which generally is a stock trading under $5.00 and which is not registered on national securities exchanges or quoted on one of the higher NASDAQ tiers. The SEC has adopted rules which regulate broker-dealer practices in connection with transactions in penny stocks. This regulation generally has the result of reducing trading in such stocks, restricting the pool of potential investors for such stocks, and making it more difficult for investors to sell their shares.  Prior to a transaction in a penny stock, a broker-dealer is required to:

•	deliver a standardized risk disclosure document which provides information about penny stocks and the nature and level of risks in the penny stock market;

•	provide the customer with current bid and offer quotations for the penny stock;

•	explain the compensation of the broker-dealer and its salesperson in the transaction;

•	provide monthly account statements showing the market value of each penny stock held in the customer’s account; and

•	make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock which is subject to the penny stock rules. To the extent that our common stock becomes subject to the penny stock rules, investors in our common stock may find it more difficult to sell their shares.

We may be subject to further government regulation which may delay or preclude acquisition.

Pursuant to the requirements of Section 13 of the Exchange Act, we are required to provide certain information about significant acquisitions including audited financial statements of the acquired company.  Such audited financial statements must be furnished within seventy four (74) days following the effective date of a business combination.  Obtaining audited financial statements are the economic responsibility of the target company.  The additional time and costs which may be incurred by some potential target companies to prepare such financial statements may significantly delay or essentially preclude consummation of an otherwise desirable acquisition by us.  Acquisition prospects which do not have or are unable to obtain the required audited statements may not be appropriate for acquisition so long as the reporting requirements of the Exchange Act are applicable.  Notwithstanding a target company's agreement to obtain audited financial statements within the required time frame, such audited financials may not be available to us at the time of effecting a business combination.  In cases where audited financials are unavailable, we will have to rely upon unaudited information which has not been verified by outside auditors in making its decision to engage in a transaction with the business entity.  This risk increases the prospect that a business combination with such a business entity might prove to be unfavorable for us.

A business combination will result in a change of control and a change of management.

In conjunction with completion of a business acquisition, it is anticipated that we will issue an amount of our authorized but unissued common stock which represents the majority of the voting power and equity of our common stock, which will result in stockholders of a target company obtaining a controlling interest in us.  As a condition of the business combination agreement, our current stockholders may agree to sell or transfer all or a portion of our common stock as to provide the target company with all or majority control. The resulting change in control will result in removal of our present officers and directors and a corresponding reduction in or elimination of their participation in any future affairs.

Our Directors have the right to authorize the issuance of Preferred Stock.

Our directors, without further action by our stockholders, have the authority to issue shares of Preferred Stock from time to time in one or more series and to fix the number of shares, the relative rights, conversion rights, voting rights, terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series.  Any issuance of Preferred Stock would adversely affect the rights of holders of Common Stock.

We may be subject to additional risks associated with doing business in a foreign country.

We may effectuate a business combination with a merger target whose business operations or even headquarters, place of formation or primary place of business are located outside the United States of America.  In such event, we may face significant additional risks associated with doing business in that country.  In addition to the language barriers, different presentations of financial information, different business practices, and other cultural differences and barriers which may make it difficult to evaluate such a merger target, ongoing business risks result from the international political situation, uncertain legal systems and applications of law, prejudice against foreigners, corrupt practices, uncertain economic policies and potential political and economic instability which may be exacerbated in various foreign countries.

In doing business with a foreign target we may also be subject to such risks, including, but  not limited to,  currency  fluctuations,  regulatory problems, punitive tariffs, unstable local tax policies, trade embargoes, risks related to shipment  of raw  materials  and  finished  goods  across  national  borders and cultural and language  differences.  Foreign economies may differ favorably or unfavorably from the United States economy in growth of gross national product, rate of inflation, market development, rate of savings, and capital investment, resource self-sufficiency and balance of payments positions, and in other respects.

We could be subject to various taxes which may have an adverse effect upon us.

Federal and state tax consequences will, in all likelihood, be major considerations in any business combination which we may undertake.  Currently, such transactions may be structured so as to result in tax-free treatment to both companies, pursuant to various federal and state tax provisions to minimize the federal and state tax consequences to both us and the target entity.  There can be no assurance that such business combination will meet the statutory requirements of a tax-free reorganization or that the parties will obtain the intended tax-free treatment upon a transfer of stock or assets.  A non-qualifying reorganization could result in the imposition of both federal and state taxes, which may have an adverse effect upon both parties to the transaction.

There can be no assurance that we will be able to find a suitable entity with which to enter into a Business Combination Transaction.

There can be no assurance that we will find a suitable entity with which to enter into a Business Combination Transaction even if we do identify a suitable entity for such transaction, there can be no assurance that such entity would enter into such a transaction.

In view of the fact that there are numerous other ways in which private companies can become public or raise capital, and because of the availability of blank check companies for Business Combination Transactions, there can be no assurance that the terms of a potential Business Combination Transaction would be favorable to us.

Even if we find a suitable entity for a Business Combination Transaction and that entity is willing to enter into such a transaction, there can be no assurance that we would be able to complete that transaction on terms which would be favorable to us.  Private companies seeking to become public have many options other than a business combination with a blank check company, such as initial public offerings, direct public offerings, Regulation A offerings, public offerings on foreign exchanges, and business combinations with defunct public companies, and have many other options for access to capital other than becoming public, such as private offerings, Regulation S offerings, venture capital, and private equity transactions.  The wide range of options available to such companies may result in those companies being able to require favorable terms from a blank check company in a Business Combination Transaction, and may reduce the potential profitability to us of such a Business Combination Transaction.  In addition, there are a large number of blank check companies seeking to engage in Business Combination Transactions, and the availability of such companies may result in private companies being able to require favorable terms from any particular blank check company in a Business Combination Transaction, which may reduce the potential profitability to us of such a Business Combination Transaction.

ITEM 2.  FINANCIAL INFORMATION

A.           SELECTED FINANCIAL DATA

Statement of Operations Data:	For the year ended December 31, 2011	For the year ended December 31, 2010	For the period of Inception, August 17, 2006 to December 31, 2011

Net revenue	$-	$-		$-
Operating expenses	$-	$-		$14,765
Net loss	$-	$-		$14,765
Net loss per share	$-	$-	$

Balance Sheet Data:

Total assets	$6,235	$6,235		$6,235
Total liabilities	$-	$-		$-
Stockholders’ equity	$6,235	$6,235		$6,235

B.           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

We were organized as a vehicle to investigate and, if such investigation warrants, merge or acquire a target company or business seeking the perceived advantages of being a publicly held corporation. As of the date of this Form 10, we have no particular acquisitions in mind and have not entered into any negotiations with respect to the possibility of a merger or acquisition between us and such other company.

If we consummate a business combination, we will use our best efforts to have our stock quoted on the OTC Bulletin Board (the “OTCBB”), and anticipate that our common stock will be eligible to trade on the OTCBB subsequent to such business combination.  In addition, subsequent to such business combination, we may seek the listing of our common stock on any of the several NASDAQ markets or the American Stock Exchange, either immediately after such business combination or sometime in the future. There can be no assurance that after we consummate a business combination we will be quoted on the OTCBB or be able to meet the initial listing standards of any stock exchange or quotation service, or that we will be able to maintain a listing of our common stock on any of those or any other stock exchange or quotation service.

Our principal business objective for the next twelve (12) months and beyond such time will be to achieve long-term growth potential through a combination with a business rather than immediate, short-term earnings. We will not restrict our potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire any type of business.

We do not currently engage in any business activities.  We do not currently have any cash flow.  The costs of investigating and analyzing business combinations for the next twelve (12) months and beyond such time will be paid with money in our treasury or will be loaned to or invested in us by our stockholders, management or other investors.   There can be no assurance that we will be able to obtain any additional money for our treasury should it become necessary.   We have raised capital which we believe will be sufficient until we consummate a merger or other business combination.  If not, we will either cease operations or will need to raise additional capital through the issuance of additional shares or through debt.  There is no existing commitment to provide additional capital, and there can be no assurance that we shall be able to receive additional financing.

During the next twelve (12) months we anticipate incurring costs related to:

      (i) filing of Exchange Act reports, and

      (ii) costs relating to consummating a merger or acquisition.

We may consider  a  business  which  has  recently commenced operations,  is a developing company in need of additional  funds for expansion into new products or markets, is seeking to develop a new product or service, or is an established business which may be  experiencing financial or operating difficulties and is in need of additional capital. In the alternative, a business combination may involve the acquisition of, or merger with, a company which does not need substantial additional  capital,  but  which  desires to establish a public trading market for its shares, while avoiding,  among other things, the time delays,  significant  expense, and loss of voting control which may occur in a public offering.

None of our  officers  or  directors  has had any  preliminary  contact or discussions  with any  representative  of any other entity  regarding a business combination  with us.  Any target business which is selected by us may be a financially unstable company or an entity in its early stages of development or growth, including entities without established records of revenues or earnings.  In that event, we will be subject to numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies.  In addition, we may effect a business combination with an entity in an industry characterized by a high level of risk, and, although our management will endeavor to evaluate the risks  inherent in a particular  target  business, there  can be no  assurance  that we  will  properly  ascertain  or  assess  all significant risks.

Our management anticipates that it will likely be able to effect only one business combination, due primarily to our limited financing, and the dilution of interest for present and prospective stockholders, which is likely to occur as a result of our management’s plan to offer a controlling interest to a target business in order to achieve a tax free reorganization.  This lack of diversification should be considered a substantial risk in investing in us, because it will not permit us to offset potential losses from one venture against gains from another.

We intend to seek to carry out our business plan as discussed herein.  In order to do so, we need to pay ongoing expenses, including particularly accounting fees incurred in conjunction with preparation and filing of this Form 10, and in conjunction with future compliance with its on-going reporting obligations.  Although we have raised capital pursuant to a private offering to pay these anticipated expenses, we may not have sufficient funds to pay all or a portion of such expenses.  If we fail to pay such expenses, we have not identified any alternative sources.  We have raised capital which we believe will be sufficient until we consummate a merger or other business combination.  If not, we will either cease operations or we will need to raise additional capital through the issuance of additional shares or through debt.  There is no existing commitment to provide additional capital. There can be no assurance that we shall be able to receive additional financing

We do not intend to make any loans to any prospective merger or acquisition candidates or unaffiliated third parties.  We have adopted a policy that we will not seek an acquisition or merger with any entity in which any of our officers, directors, and controlling stockholders or any affiliate or associate serves as an officer or director or holds any ownership interest.

We anticipate that the selection of a business combination will be complex and extremely risky.  Because of general economic conditions, rapid technological advances being made in some industries and shortages of available capital, our management believes that there are numerous firms seeking the perceived benefits of becoming a publicly traded corporation. Such perceived benefits of becoming a publicly traded corporation include, among other things, facilitating or improving the terms on which additional equity financing may be obtained, providing liquidity for the principals of and investors in a business, creating a means for providing incentive stock options or similar benefits to key employees, and offering greater flexibility in structuring acquisitions,  joint ventures  and the like  through  the  issuance of stock.  Potentially available business combinations may occur in many different industries and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex.

We do not currently intend to retain any entity to act as a finder to identify and analyze the merits of potential target businesses.  However, we presently contemplate that our officers, directors and controlling stockholders, may introduce potential business combinations to us.  No finder’s fees will be paid to such persons.

After this Form 10 is declared effective by the Commission, our officers and directors intend to contact a number of registered broker-dealers to advise them of our existence and to determine if any companies or businesses they represent have an interest in considering a merger or acquisition with us.  Business opportunities may also come to our attention from various sources, including professional advisers such as attorneys and accountants, venture capitalists, members of the financial community, and others who may present unsolicited proposals.  If such person is not a registered broker-dealer, we will not pay any fees unless legally permitted to do so.  All securities transactions effected in connection with our business plan as described in this Form 10 will be conducted through or effected by a registered broker-dealer.

As to date there have been no discussions, agreements or understandings with any broker-dealers or finders regarding our search for business opportunities. Our management is not affiliated with any broker-dealers, and has not in the past retained a broker-dealer to search for business opportunities.

In the event of a successful acquisition or merger, we may pay a finder's fee, in the form of cash or common stock in the merged entity retained by us, to individuals or entities legally authorized to do so, if such payments are permitted under applicable federal and state securities law.  The amount of any finder's fee will be subject to negotiation, and cannot be estimated at this time, but is expected to be comparable to consideration normally paid in like transactions.  Management believes that such fees are customarily between 1% and 5% of the size of the transaction, based upon a sliding scale of the amount involved.  Such fees are typically in the range of 5% on a $1,000,000 transaction ratably down to 1% in a $4,000,000 transaction.  Any cash finder's fee earned will need to be paid by the prospective merger or acquisition candidate, because we do not have sufficient cash assets with which to pay any such obligation.  If we are required pursuant to applicable federal or state securities laws, any finder retained by us will be a registered broker-dealer, who shall be compensated solely in accordance with the FINRA regulations.  No fees of any kind will be paid by us to our promoters and management or to our associates or affiliates.

We may merge with a company which has retained one or more consultants or outside advisors.  In such situation, we expect that the business opportunity will compensate the consultant or outside advisor.  As of the date of this filing, there have been no discussions, agreements or understandings with any third parties or with any representatives of the owners of any business or company regarding the possibility of a merger or acquisition between us and such other company.  Consequently, we are unable to predict how the amount of such compensation will be calculated at this time.  It is anticipated that any finder which the target company retains would likely be a registered broker-dealer.

We will not restrict our search to any specific kind of firm, but may acquire a venture which is in its preliminary or development stage, one which is already in operation, or in a more mature stage of its corporate existence. The acquired business may desire to have its shares publicly traded, or may seek other perceived advantages which we may be able to offer by virtue of being a public shell with no liabilities, which shall be up to date in its reporting requirements, which management anticipates shall be eligible for trading on the OTC Bulletin Board subsequent to such Business Combination Transaction, and which shall be in good standing in the United States and the State of Delaware.  There are no existing loan arrangements or arrangements for any financing whatsoever relating to any business opportunities.

PLAN OF OPERATIONS

Results of Operations

Because we currently do not have any business operations, we have not had any revenues during our fiscal years ended December 31, 2010 and 2011.  Total expenses for the twelve (12) month periods ended December 31, 2011 and 2010 were $0.

We currently have no material commitments for capital expenditures.  Our future growth is dependent upon our ability to identify suitable candidates for acquisitions.  While we believe that our currently available working capital, after receiving the aggregate proceeds of the sale of common stock, should be adequate to sustain our operations at our current levels through at least the next twelve (12) months, there can be no assurance that current capital will be sufficient to meet our needs until the consummation of a merger or business combination. We have raised capital which we believe will be sufficient until we consummate a merger or other business combination.  If not, we will either cease operations or we will need to raise additional capital through the issuance of additional shares or through debt.  There is no existing commitment to provide additional capital. There can be no assurance that we shall be able to receive additional financing.

We believe that our currently available working capital should be adequate to sustain our operations at our current levels through at least the next twelve (12) months.

LIQUIDITY AND CAPITAL RESOURCES

We do not have any revenues from operations and, absent a merger or other combination with an operating company, or a public or private sale of our equity or debt securities, the occurrence of either of which cannot be assured, we will be dependent upon future loans or equity investments from our present stockholders or management, for which there is no existing commitment.  Although we have no present commitment from any such parties to provide funding, if our company reaches the point where it would need funds to remain in operation, we will attempt to raise funds from our present stockholders or management in the form of equity or debt.  If, in such situation, we are unable to raise funds from those parties, it is likely that our business would cease operations.  During the period from November 1, 2006 through December 31, 2006, $12,000 was raised by selling Common Stock.   As of December 31, 2006, we had a cash balance of $10,290 and working capital of $10,290.  During the twelve (12) months ended December 31, 2007, $9,000 was raised by selling Common Stock.  On September 30, 2009, we reimbursed Madison Enterprises Group, Inc., a company which at such time was owned by the same shareholders as ourselves, a portion of its expenses in the amount of $6,000 as we expect to derive benefits from the expenses which it has incurred to date.  As of December 31, 2011, we had a cash balance of $6,235, and working capital of $6,235.  As of December 31, 2011, we had liabilities of $0.    We have raised capital which we believe will be sufficient until we consummate a merger or other business combination.  If we later determine that our capital reserves are insufficient, we will either cease operations or we will need to raise additional capital through the issuance of additional shares or through debt.  There is no existing commitment to provide additional capital. In such situation, there can be no assurance that we shall be able to receive additional financing, and if we are unable to receive sufficient additional financing upon acceptable terms, it is likely that our business would cease operations.

Commitments

We do not have any commitments which are required to be disclosed in tabular form as of December 31, 2011.

Off-Balance Sheet Arrangements

We are not currently a party to, or otherwise involved with, any off-balance sheet arrangements which have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

SEASONALITY

Given the nature of our business, we do not anticipate any material variations in revenues and operating costs due to seasonality.

ITEM 3.  PROPERTIES

We neither rent nor own any properties at this time.  We presently have no agreements to acquire any properties and have no policy with respect to investments or interests in real estate, real estate mortgages or securities of, or interest in, persons primarily engaged in real estate activities.

We currently maintain an address at the offices of Mintz & Fraade, P.C., located at 488 Madison Avenue, Suite 1100, New York, New York 10022. We pay no rent or other fees for the use of our office space. We do not presently believe that we will need to maintain any additional office space in order to carry out our plan of operations described herein.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date hereof, we have 3,210,000 shares of common stock, par value $0.001 per share, issued and outstanding.

The following table sets forth certain information regarding the beneficial ownership of our common stock by (i) each stockholder known to be the beneficial owner of more than 5% of our common stock; (ii) by each director and executive officer; and (iii) by all executive officers and directors as a group.  Each of the persons named in the table has sole voting and investment power with respect to the shares beneficially owned.   Also included are the shares held by all executive officers and directors as a group.

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
Common	Mintz & Fraade	1,500,000	46.7%
Stock	Enterprises, LLC (*)
	488 Madison Avenue
	Suite 1100
	New York, New York10022

Common	Sierra Grey Capital, LLC (**)	1,500,000	46.7%
Stock	21510 St Andrews Grand Circle
	Suite 10
	Boca Raton, FL33486

Common	All Executive Officers	3,000,000	93.5%
Stock	and Directors as a Group
	(Includes shares of Mintz
	&Fraade Enterprises, LLC
	and Sierra Grey Capital, LLC)

*    The beneficial owners of Mintz & Fraade Enterprises, LLC are Frederick M. Mintz, Alan P. Fraade and their respective spouses, Norma C. Mintz and Marcie A. Fraade.

** The sole beneficial owner of Sierra Grey Capital, LLC is Michael Zaroff.

We currently have no non-voting securities or other securities outstanding, and there are no contracts or other arrangements which could result in a change of control.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers and additional information concerning them are as follows:

NAME	POSITIONS AND OFFICES HELD
Michael Zaroff	President and Director
Frederick M. Mintz	Chairman of the Board, Director
Alan P. Fraade	Vice President, Principal Accounting Officer, Principal Financial Officer, Secretary and Director

There are no agreements or understandings for the officers and directors to resign at the request of another person, and the above-named officers and directors are not acting on behalf of, nor will act at the direction of, any other person.

Michael Zaroff has served as a Director and as our President since inception, and will continue to serve on the board until our next annual stockholders' meeting or until his successor is duly elected.

Mr. Zaroff is currently the President of one other similar blank check company, Madison Acquisition Ventures, Inc., which has a registration statement pending with the SEC, which the company intends to withdraw.  He was also the President of Madison Enterprises Group, Inc., which had a registration statement which was effective as of November 10, 2009, from its inception on August 17, 2006 until May 10, 2011, the date of a Business Combination Transaction.  Mr. Zaroff is a business and corporate consultant who has over twenty (20) years of securities experience within the securities brokerage industry. For in excess of the past five years, he has had extensive experience as a consultant for private and public companies dealing with securities matters.  Since 2004, he has been self-employed as a business consultant and as owner of two businesses, Sierra Grey Capital, LLC, a holding company for securities of companies with which he is involved, and MJM Consultants a sole proprietorship which he has utilized for providing consulting services. Prior to that, beginning in 1988 Mr. Zaroff worked as a securities broker with various companies.  Mr. Zaroff received a B.S. from Oneonta State University in Oneonta, New York.

Frederick M. Mintz, has served as a Director and as our Chairman of the Board since inception, and will continue to serve on the board until our next annual stockholders' meeting or until his successor is duly elected

Mr. Mintz is currently the Chairman of one other similar blank check company Madison Acquisition Ventures, Inc., which has a registration statement pending with the SEC, which the company intends to withdraw.  He was also the Chairman of Madison Enterprises Group, Inc., which had a registration statement which was effective as of November 10, 2009, from its inception on August 17, 2006 until May 10, 2011, the date of a Business Combination Transaction.  Mr. Mintz is the senior partner of Mintz & Fraade, P.C., has been a practicing attorney for in excess of forty (40) years. For in excess of the past five years, he has had extensive experience advising public companies as to corporate securities matters.   He received a B.S. from Cornell University and received both a J.D. and LL.M. in Taxation from New York University School of Law.

Alan P. Fraade has served as a Director and as our Vice-President, Principal Accounting Officer, Principal Financial Officer and Secretary since inception, and will continue to serve on the board until our next annual stockholders' meeting or until his successor is duly elected.

Mr. Fraade is currently the Vice-President, Principal Accounting Officer, Principal Financial Officer and Secretary of one other similar blank check company, Madison Acquisition Ventures, Inc. which has a registration statement pending with the SEC, which the company intends to withdraw.  He was also the Vice-President, Principal Accounting Officer, Principal Financial Officer and Secretary of Madison Enterprises Group, Inc., which had a registration statement which was effective as of November 10, 2009, from its inception on August 17, 2006 until May 10, 2011, the date of a Business Combination Transaction.  Mr. Fraade has been a practicing attorney for in excess of thirty (30) years.  For in excess of the past five years, he has had extensive experience advising public companies as to corporate securities matters.  He received a B.A. from S.U.N.Y. at Binghamton and received a J.D. from New York Law School where he was an editor of the Law Review.  He received an LL.M. in Corporate Law from New York University School of Law.

Our management has not been involved in any legal proceedings as described in Item 401 of Regulation S-K.

Significant Employees

There are no persons other than our executive officers who are expected by us to make a significant contribution to our business.

Family Relationships

There are no family relationships of any kind among our directors, executive officers, or persons nominated or chosen by us to become directors or executive officers.

Prior Blank Check Company Experience

Our management has had prior involvement in connection with blank check companies for sale to or for acquisition by target companies. Messrs. Zaroff, Mintz and Fraade served as officers and directors of Madison Enterprises Group, Inc. prior to its acquisition by the stockholders of Fastfix, Inc.  Both Frederick M. Mintz and Alan P. Fraade have also in the past rendered professional services as attorneys in connection with the organization of and business combinations for several number of blank check companies.  Most recently they rendered services as attorneys representing both parties with respect to the business combination transaction between Madison Enterprises Group, Inc. and Fastfix, Inc.  However, as indicated below, our management is currently involved with only one other blank check company which has a registration statement pending with the SEC, which the Company intends to withdraw.

Name	Filing Date of Prospectus	Operating Status	SEC File Number	Business Combinations
Madison Acquisition Ventures, Inc.(1)	5/08/2007	Developmental Stage	333-142697	None

Madison Enterprises Group, Inc.(2)	11/10/2009	Acquisition Completed	333-142666	Fastfix, Inc. May 10, 2011

Notes:

(1)           Frederick M. Mintz, Alan P. Fraade and Michael Zaroff also serve as officers and directors of Madison Acquisition Ventures, Inc.  As of the date hereof no merger, IPO or other offering has been effectuated with Madison Acquisition Ventures, Inc. Mintz & Fraade Enterprises, LLC, owned by Messrs. Mintz and Fraade and their respective spouses, and Sierra Grey Capital, LLC which is owned by Michael Zaroff each own 46.7% of Madison Acquisition Ventures, Inc.  Except as described above, members of our management are not an officer, director or affiliate of any other company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) thereof.  The shares of Madison Acquisition Ventures, Inc. are not available on, and are not trading on, any public market.

(2)           Prior to the recent Business Combination Transaction with Fastfix, Inc., Messrs. Mintz, Fraade and Zaroff served as officers and directors of Madison Enterprises Group, Inc., which had a registration statement which was effective as of November 10, 2009, from its inception on August 17, 2006 until May 10, 2011, the date of a Business Combination Transaction.  Mintz & Fraade Enterprises, LLC, owned by Messrs. Mintz and Fraade and respectively, of the capital stock of Madison Enterprises Group, Inc.  Mintz & Fraade, P.C., owned by Messrs. Mintz and Fraade owns 11.02% of the capital stock of Madison Enterprises Group, Inc.  The shares of Madison Enterprises Group, Inc., are not available on, and are not trading on, any public market.

Involvement with certain material legal proceedings during the past ten (10) years

(1)           No petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of any of our directors, officers, significant employees or consultants or any partnership in which any of such persons was a general partner at or within two years before the time of such filing, or any corporation or business association of which any of such persons was an executive officer at or within two years before the time of such filing.

(2)           No director, officer, significant employee or consultant has been convicted in a criminal proceeding, exclusive of traffic violations or is a named subject of any pending criminal proceeding.

(3)           No director, officer, significant employee or consultant has been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i.
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.	Engaging in any type of business practice; or

iii.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws.

(4)           No director, officer, significant employee or consultant has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (3)(i) of this section, or to be associated with persons engaged in any such activity.

(5)           No director, officer, significant employee or consultant has been found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated.

(6)           No director, officer, significant employee or consultant has been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

(7)           No director, officer, significant employee or consultant has been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i.	Any Federal or State securities or commodities law or regulation; or

ii.
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8)           Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

ITEM 6.  EXECUTIVE COMPENSATION

Since inception our officers and directors have not received any compensation for their services rendered on our behalf, have not received such compensation in the past, and are not accruing any compensation pursuant to any agreement.  No remuneration of any nature has been paid for or on account of services rendered by a director in any such capacity.  Officers will not receive any remuneration until the consummation of a business combination or an acquisition.

It is possible that, after we successfully consummate a business combination with an unaffiliated entity, that entity may desire to employ or retain one or a number of members of our management for the purposes of providing services to the surviving entity.  However, we have adopted a policy pursuant to which the offer of any post-transaction employment to a member of management will not be considered in our decision to undertake any proposed transaction.

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs for the benefit of directors, officers, or other employees have been adopted by us for the benefit of our employees.

Our officers and directors will not receive any finder's fee, either directly or indirectly, as a result of their efforts to implement our business plan as outlined herein.

There are no understandings or agreements with respect to the compensation our management will receive after a business combination which is required to be included herein, or otherwise.

In accordance with the requirements of Item 402(b) of Regulation S-K of the Securities Act, set forth below is a summary compensation table. There are no understandings or agreements regarding compensation our management will receive after a business combination that is required to be included in this table, or otherwise.

Name and Principal Position	Year ($)	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	All Other Compensation($)	Total($)
Michael Zaroff,	2009	$0	$0	$0	$0	$0	$0	$0
President	2010	$0	$0	$0	$0	$0	$0	$0
	2011	$0	$0	$0	$0	$0	$0	$0

Frederick M. Mintz,	2009	$0	$0	$0	$0	$0	$0	$0
Chairman	2010	$0	$0	$0	$0	$0	$0	$0
	2011	$0	$0	$0	$0	$0	$0	$0

Alan P. Fraade,	2009	$0	$0	$0	$0	$0	$0	$0
Vice-President,	2010	$0	$0	$0	$0	$0	$0	$0
Principal Accounting Officer Principal Financial Officer & Secretary	2011	$0		$0	$0	$0	$0	$0

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

As of August 17, 2006 (inception), we issued 1,500,000 restricted shares of our common stock as founders’ shares to each of Sierra Grey Capital, LLC and Mintz & Fraade Enterprises, LLC.  See Item 10, "Recent Sales of Unregistered Securities."  During the period from November 1, 2006 through December 31, 2007, we sold an aggregate of 210,000 shares to twenty one (21) investors in exchange for an aggregate $21,000 in cash pursuant to Section 4(2) of the Securities Act.  All of the presently outstanding shares of our common stock are "restricted securities" within the meaning of Rule 144 pursuant to the Securities Act.  There is a general prohibition against reliance on Rule 144 with respect to securities issued by shell companies such as ours.  In order to resell the securities subject to Rule 144, our company must first cease being a shell company, be subject to the Exchange Act reporting obligations, and file all required Exchange Act reports during the proceeding twelve months.  Additionally, one year must elapse after all Exchange Act reports are filed before the securities may be resold.

We currently utilize office space provided by Mintz & Fraade, P.C., for which we pay no rent. See "Item 3. Properties."

Mintz & Fraade, P.C. acted as attorneys for us and their associates have worked on our original registration statement.  Messrs. Zaroff, Mintz and Fraade control us by virtue of their ownership of 93% of its outstanding shares.  Messrs. Zaroff, Mintz and Fraade are also our sole officers, directors and promoters.

Conflicts of Interest

Our proposed business raises potential conflicts of interest between us and Mr. Zaroff, Mr. Mintz, and Mr. Fraade, all officers and directors.  Mr. Zaroff is engaged full-time as a business consultant, in addition to other business interests to which he currently devotes attention, and is expected to continue to do so.  Mr. Mintz and Mr. Fraade currently are engaged in the full-time practice of law in addition to other business interests to which they currently devote attention, and are expected to continue to do so.  Furthermore, it is contemplated that entities owned by Messrs. Zaroff, Mintz and/or Fraade will enter into business transactions with other entities of similar purpose and Mintz and Fraade, P.C. may represent target companies in transactions with us.  As a result, conflicts of interest may arise which may be resolved only through the exercise of judgment in a manner which is consistent with their fiduciary duties to us.  If a conflict arises between entities represented by Mintz & Fraade, P.C. in which a vote of the Board is required, Mintz & Fraade, P.C. will abstain from voting.  As a result from Mintz & Fraade, P.C. abstaining, a fairness opinion would not be required.  Mr. Zaroff, Mr. Mintz and Mr. Fraade intend to devote such time to the Company as they deem reasonably necessary to effectively manage our business and affairs and to attempt to identify transaction opportunities.  Messrs. Zaroff, Mintz and Fraade intend to devote very limited time to the business of the Company until such time as a potentially suitable transaction opportunity is identified.  After a potentially suitable transaction opportunity has been identified, Messrs. Zaroff, Mintz and Fraade expect to devote such time to due diligence with respect to that transaction opportunity as they determine is reasonably necessary, and if they believe such transaction to be in our best interests, then they would expect to devote a substantial amount of time to consummating such transaction.  Messrs. Zaroff, Mintz and Fraade shall devote as much time to our activities as is required pursuant to their responsibilities to the Company, in their sole and absolute discretion.  However, should a conflict arise, it is likely that Mr. Zaroff, Mr. Mintz or Mr. Fraade would attend to our matters as priority over other matters.

Additional conflicts of interest and non-arms length transactions may also arise in the future in the event our current and future officers or directors are involved in the management of any company with which we transact business.  We have adopted a policy that we will not enter into a business combination, or acquire any assets of any kind for its securities, in which our management or any of our affiliates or associates have any interest, direct or indirect.  Furthermore, management or their affiliates may not be offered a prospective business opportunity prior to such business opportunity being offered to the Company.  This preference has been decided by management, however, it may be changed in their sole and absolute discretion.

No other binding guidelines or procedures for resolving potential conflicts of interest have been adopted by us.  Accordingly, our officers will be required to use their discretion in order to resolve conflicts in such a manner as he considers appropriate.  Failure by management to resolve conflicts of interest in our favor could result in liability of management to us.

Other than described above, there have been no transactions which are required to be disclosed pursuant to Item 404 of Regulation S-K.

Audit and Compensation Committees, Financial Expert

We do not have a standing audit or compensation committee or any committee performing a similar function, although we may form such committees in the future.  Our entire Board of Directors handles the functions that would otherwise be handled by an audit or compensation committee.

Since we do not currently have an audit committee, we have no audit committee financial expert.  Prior to such time as we consummate a merger or other business combination, our financial management and record keeping involve only simple transactions, and accordingly reliance upon a financial expert is unnecessary.  Following the consummation of a merger or other business combination, for which there can be no assurance, we may search for a qualified independent expert who would be willing to serve on our Board of Directors and who would be willing to act as an audit committee financial expert.  Before retaining any such expert, our Board of Directors would make a determination as to whether such person is both qualified and independent.

Since we do not currently pay any compensation to our officers or directors, we do not have a compensation committee.  If we decide to provide compensation for our officers and directors in the future, our Board of Directors may appoint a committee to exercise its judgment on the determination of salary and other compensation.

Code of Ethics

We have adopted a Code of Ethics which is designed to ensure that our directors and officers meet the highest standards of ethical conduct. The Code of Ethics requires that our directors and officers comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest.

Shareholder Communications

Security holders can send communications to the board and, if applicable, to specified individual directors by sending such communications to our mailing address.

ITEM 8.  LEGAL PROCEEDINGS

           There are not presently any material pending legal proceedings to which we are a party or as to which any of our property is subject, and no such proceedings are known to be threatened or contemplated against us.

ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Our Common Stock is not presently trading on any stock exchange.  We are not aware of any market activity in our stock since inception through the date of this filing.  While we intend to arrange to have our common stock traded on the public market with the availability of our shares to be sold on the public market, we have not yet applied to have our stock listed on an exchange or quoted on a quotation service.  We intend to apply for quotation of our common stock on the OTC Bulletin Board subsequent to (A) our consummation of a Business Combination Transaction, (B) filing of a Registration Statement with the SEC with current information with respect to the combined company and (C) the SEC declaring such Registration Statement effective.  There can be no assurance that a trading market will ever develop, or if developed, that it will be sustained.

Because it is not contemplated that any of the current stockholders intend to sell their shares until we enter into a Business Combination Transaction, and a Registration Statement including their shares is effective with the SEC and any sales will have to be through a broker dealer, we will not know in which states prospective purchasers will be located.  It will be the brokers’ responsibility to confirm that sales can legally be made in the applicable states.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth information relating to all previous sales of our common stock, which sales were not registered pursuant to the Securities Act.

Sierra Grey Capital, LLC and Mintz & Fraade Enterprises, LLC were each issued 1,500,000 shares of restricted common stock as founders shares as of August 17, 2006

During the period from November 1, 2006 through December 31, 2007, we sold an aggregate of 210,000 shares to 21 investors in exchange for an aggregate $21,000 in cash pursuant to Section 4(2) of the Securities Act.  Such security holders cannot rely upon Rule 144 for resale transactions. There is a general prohibition against reliance on Rule 144 with respect to securities issued by shell companies such as ours.  In order to resell the securities subject to Rule 144, our company must first cease being a shell company, be subject to the Exchange Act reporting obligations, and file all required Exchange Act reports during the proceeding twelve months.  Additionally, one year must elapse after all Exchange Act reports are filed before the securities may be resold.  A list of the investors, the amount of stock purchased, and the date of the purchase are listed below:

NAME OF INVESTOR	PRICE PER SHARE	TOTAL SHARES	TOTAL PRICE	DATE PURCHASED
Marcus Bernold	$0.10	10,000	$1,000	1/18/2007
Rene Carrel	$0.10	10,000	$1,000	11/10/2006
Bar Ernst	$0.10	10,000	$1,000	1/19/2007
Monique Heuberger	$0.10	10,000	$1,000	2/4/2007
Roland Heuberger	$0.10	10,000	$1,000	2/4/2007
Kareela Business Ltd.	$0.10	10,000	$1,000	11/10/2006
Manuela Kesselring	$0.10	10,000	$1,000	2/5/2007
Ronald Kesselring	$0.10	10,000	$1,000	2/5/2007
Keyes Family Trust	$0.10	10,000	$1,000	2/13/2007
Christoph Marti	$0.10	10,000	$1,000	11/10/2006
Kurt Marty	$0.10	10,000	$1,000	1/18/2007
Andreas Pliakas	$0.10	10,000	$1,000	11/10/2006
Arne Rupp	$0.10	10,000	$1,000	11/10/2006
Margrit Stocker Rupp	$0.10	10,000	$1,000	11/10/2006
HaldunSacbüken	$0.10	10,000	$1,000	11/10/2006
Raul Senn	$0.10	10,000	$1,000	11/10/2006
Claude Schurch	$0.10	10,000	$1,000	2/5/2007
Siegfried Schurch	$0.10	10,000	$1,000	11/10/2006
Ulrich Schurch	$0.10	10,000	$1,000	11/10/2006
Kerstin Schurch-Rupp	$0.10	10,000	$1,000	11/10/2006
Tell Capital AG	$0.10	10,000	$1,000	11/10/2006

The sale of all shares except for the sale to the Keyes Family Trust were made outside the United States  to  “non U.S. persons” and are therefore exempt from registration under the Securities Act of 1933 pursuant to Regulation S.  Pursuant to the subscription agreement signed by Richard Keyes, the trust’s trustee, on behalf of the Keyes Family Trust, Richard Keyes has sufficient knowledge and experience in business and financial matters to evaluate the information set forth in the subscription agreement, and the risks of the investment, to make an informed decision with respect thereto.  Therefore, the sale of shares to the Keyes Family Trust through Richard Keyes was also exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as amended.

All purchasers represented in writing that they acquired the securities for their own accounts.  A legend was placed on the stock certificates stating that the securities have not been registered pursuant to the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom, but may not be sold pursuant to the exemption provided by Section 4(1) of the Securities Act or Rule 144 of the Securities Act.

No securities have been issued for services.  We have not, nor has any person acting on our behalf offered or sold the securities by means of any form of general solicitation or general advertising.  No services were performed by any purchaser as consideration for the shares issued.

We have never utilized an underwriter for an offering of our securities, and there were no underwriting discounts or commissions involved. Other than as described above, we have not issued or sold any other securities.

ITEM 11.  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The following is a description of certain matters relating to our securities and is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation and Bylaws, copies of which are being filed as exhibits to this Form 10.

Our authorized capital stock consists of 55,000,000 shares, of which 50,000,000 shares are Common Stock, par value of $.001 per share, and 5,000,000 shares are preferred stock, par value of $.01 per share, of which none have been designated or issued.  As of May 1, 2012, 3,210,000 shares of Common Stock are issued and outstanding.

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes.  The holders of Common stock are entitled to one vote for each share on all matters to be voted upon by the stockholders.  The holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefore.  In the event of a liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.  The stockholders do not have cumulative or preemptive rights.  There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Preferred Stock

The Board of Directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders.  Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.  At present, we have no plans to neither issue any preferred stock nor adopt any series, preferences or other classification of preferred stock.

Under certain circumstances, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.  For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights which would enable the holder to block such a transaction, or facilitate a business combination by including voting rights which would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock.  Although the Board of Directors is required to make any determination to issue such stock based upon its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner which would discourage an acquisition attempt or other transaction which some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.  The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by applicable law or stock exchange rules.  We presently have no plans to issue any preferred stock.

Options, Warrants and Convertible Notes

There are no outstanding options or warrants to purchase, nor any securities convertible into, our common shares.  Additionally, there are no shares which could be sold pursuant to Rule 144 of the Securities Act or which we have agreed to register pursuant to the Securities Act for sale by security holders.  Further, there are no common shares being, or proposed to be, publicly offered by us.

Stockholders

As of the date hereof, there are twenty three (23) holders of record of our common stock.

The issued and outstanding shares of our common stock were issued in accordance with the exemptions from registration afforded by Section 4(2) of the Securities Act.  Accordingly, such security holders cannot rely upon Rule 144 for resale transactions. There is a general prohibition against reliance on Rule 144 with respect to securities issued by shell companies such as ours.  In order to resell the securities subject to Rule 144, our company must first cease being a shell company, be subject to the Exchange Act reporting obligations, and file all required Exchange Act reports during the proceeding twelve months.  Additionally, one year must elapse after all Exchange Act reports are filed before the securities may be resold.

Dividends

We have never paid dividends on our common stock, and there can be no assurance that we will have sufficient earnings to pay any dividends with respect to the common stock.  Moreover, even if it has sufficient earnings, it is not obligated to declare dividends with respect to the common stock. The future declaration of any cash or stock dividends will be in the sole and absolute discretion of the Board of Directors and will depend upon our earnings, capital requirements, financial position, general economic conditions and other pertinent factors.  It is also possible that the terms of any future debt financing may restrict the payment of dividends.  We presently intend to retain earnings, if any, for the development and expansion of its business.

Shares Eligible for Future Sale

As of the date hereof, 3,210,000 shares of our common stock are issued and outstanding.  All outstanding shares of our common stock are "restricted securities" as such term is defined pursuant to Rule 144, in that such shares were issued in a private transaction not involving a public offering and may not be sold  in accordance with Rule 144.

There is a general prohibition against reliance on Rule 144 with respect to securities issued by shell companies such as ours.  In order to resell the securities subject to Rule 144, our company must first cease being a shell company, be subject to the Exchange Act reporting obligations, and file all required Exchange Act reports during the proceeding twelve months.  Additionally, one year must elapse after all Exchange Act reports are filed before the securities may be resold.

Sales of substantial amounts of our common stock under Rule 144, a future Registration Statement including our shares becoming effective with the SEC, or otherwise, could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through the future sale of our securities.

Transfer Agent and Registrar

It is anticipated that we will act as our own transfer agent for our common stock, until a merger candidate may be identified.

Legal matters

Certain legal matters with respect to the issuance of our securities were passed upon by Mintz & Fraade, P.C.  Mintz & Fraade Enterprises LLC currently owns 1,500,000 shares of our common stock.  Mintz & Fraade Enterprises LLC is owned by Frederick M. Mintz, our chairman and a director, and Alan P. Fraade, our Vice President, Principal Accounting Officer, Principal Financial Officer, Secretary, and a director, and their respective spouses.  Frederick M. Mintz and Alan P. Fraade are also the two principals of Mintz & Fraade P.C.

PLAN OF DISTRIBUTION

There is a general prohibition against reliance on Rule 144 with respect to securities issued by shell companies such as ours.  However, our current shareholders may be able to resell their securities subject to Rule 144 if our company ceases being a shell company, becomes subject to the Exchange Act reporting obligations, and files all required Exchange Act reports during the proceeding twelve months.  Additionally, one year must elapse after all Exchange Act reports are filed before the securities may be resold.

EXPERTS

The financial statements for Madison Venture Capital Group, Inc. as of and for the periods ended December 31, 2011 and 2010 included in this Form 10 have been audited by Bernstein & Pinchuk, LLP, independent registered public accounting firm, to the extent and for the periods set forth in their reports appearing elsewhere herein and are included in reliance upon such reports given upon the authority of that firm as experts in auditing and accounting.

ANTI-TAKEOVER EFFECTS OF VARIOUS PROVISIONS OF DELAWARE LAW AND OUR ARTICLES OF INCORPORATION AND BYLAWS

We are subject to Section 203 of the Delaware General Corporation Law (the “GCL”).  Subject to certain exceptions, this Section of the GCL regulates corporate takeovers and prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three (3) years following the date which the stockholder became an interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder.  An interested stockholder is a person who, together with affiliates and associates, owns or, within three (3) years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting securities.  We expect the existence of this provision to have an anti-takeover effect with respect to transactions which our board of directors does not approve in advance.  We also anticipate that Section 203 may discourage takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Provisions of our Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or discourage a third party from  attempting to acquire, control of us by means of a tender offer, a proxy contest or otherwise.  Such provisions may also make the removal of incumbent officers and directors more difficult.  Such provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us.  Such provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.  Such provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section  145 of the  Delaware General Corporation Law provides that a corporation may indemnify  directors and officers as well as other employees and individuals against expenses including  attorneys' fees, judgments, fines and amounts paid in settlement  in  connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation,  a derivative action, if they acted in good faith and in a manner they reasonably believed  to be in or not opposed to the best interests of the corporation, and, with  respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there may be any indemnification where the person seeking indemnification has been found liable to the corporation.  The statute provides that it is not exclusive of other indemnification which may be granted by a corporation's certificate of incorporation, bylaws, agreement or a vote of stockholders or disinterested directors or otherwise.

Our Certificate of Incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

      o     any breach of the director's duty of loyalty to the corporation or its stockholders;

      o     acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      o     payments of unlawful dividends or unlawful stock repurchases or redemptions; or

      o     any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.  Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

In view of the fact that we are registering the Company pursuant to this Form 10 as a smaller reporting company, this Item is not applicable to us pursuant to Item 302 of Regulation S-K.

ITEM 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles, since our formation and there are no disagreements with accountants on accounting or financial disclosure matters.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

The audited consolidated financial statements for the years ended December 31, 2011 and 2010, and for the period of our inception (August 17, 2006) to December 31, 2011, are attached to this Form 10 and made a part hereof.

(a) Financial Statements
   1) Independent Auditors' Report
   2) Balance Sheet
   3) Statement of Operations
   4) Statement of Cash Flows
   5) Statement of Stockholders' Equity
   6) Notes to Financial Statements

(b) Exhibit Index

Exhibit 3.01                                        Certificate of Incorporation of Madison Venture Capital Group, Inc.
Exhibit 3.02                                        Bylaws
Exhibit 23.1                                        Consent of Independent Registered Public Accounting Firm

SIGNATURES

   Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized.

Madison Venture Capital Group, Inc.
(Registrant)

Date: May 8, 2012	By:	/s/ Michael Zaroff
Michael Zaroff
President, Director

Date: May 8, 2012	By:	/s/ Frederick M. Mintz
Frederick M. Mintz
Chairman of the Board, Director

Date: May 8, 2012	By:	/s/ Alan P. Fraade
Alan P. Fraade
Vice President, Principal Accounting
Officer, Principal Financial Officer, Secretary, Director

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
MADISON VENTURE CAPITAL GROUP, INC.

We have audited the accompanying balance sheets of Madison Venture Capital Group, Inc. (“the Company”), a development stage company, as of December 31, 2011 and 2010 and the related statements of operations, changes in stockholders’ equity and cash flows for each of the years in the two year period ended December 31, 2011 and for the period from August 17, 2006 (inception) to December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010 and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2011 and for the period from August 17, 2006 (inception) to December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has incurred significant losses since its inception and has limited capital resources. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Bernstein & Pinchuk LLP

New York, New York
May 8, 2012

MADISON VENTURE CAPITAL GROUP, INC.
(A Development Stage Company)
Balance Sheets

	December 31
	2011	2010
ASSETS
CURRENT ASSETS:

Cash and cash equivalent	$-	$-
Total Current Assets	-	-
Cash in escrow	6,235	6,235
Total Assets	$6,235	$6,235

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:	$-	$-

STOCKHOLDERS' EQUITY:

Preferred Stock $0.01 par value; authorized 5,000,000 shares; none issued	-	-

Common stock $0.001 par value; authorized 50,000,000 shares; 3,210,000 shares issued and outstanding at December 31, 2011 and 2010, respectively	3,210	3,210

Additional paid-in capital	17,790	17,790

Deficit accumulated during the development stage	(14,765)	(14,765)

Total Stockholders' Equity	6,235	6,235
Total Liabilities and Stockholders' Equity	$6,235	$6,235

See notes to financial statements.

MADISON VENTURE CAPITAL GROUP, INC.
(A Development Stage Company)
Statements of Operations

	Years Ended December 31		Period from August 17, 2006 (inception) to December 31,
	2011	2010	2011
Revenue	$-	$-	$-

Costs and expenses Organization and related expenses	-	-	(14,765)

Net loss and deficit accumulated
during development stage	$-	$-	$(14,765)

Basic and diluted loss per share	$-	$-

Weighted average number of
common shares outstanding	3,210,000	3,210,000

See notes to financial statements.

MADISON VENTURE CAPITAL GROUP, INC.
(A Development Stage Company)
Statements of Cash Flows

	Years Ended December 31		Period from August 17, 2006 (inception) to December 31,
	2011	2010	2011
CASH FLOWS FROM
OPERATING ACTIVITIES:
Net loss	$-	$-	$(14,765)

Net Cash used in Operating Activities	-	-	(14,765)

Net Cash used in Investing Activities

CASH FLOWS FROM FINANCING ACTIVITIES
Sale of Common Stock	-	-	21,000

Net Cash Provided by Financing Activities	-	-	21,000

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	-	-	(6,235)

CASH AND CASH EQUIVALENTS BEGINNING OF YEAR	$6,235	$6,235	$-

CASH AND CASH EQUIVALENTS END OF YEAR	$6,235	$6,235	$6,235

Supplemental disclosure of cash flows information:

Interest paid	$-	$-	$-

Income taxes paid	$-	$-	$-

See notes to financial statements.

MADISON VENTURE CAPITAL GROUP, INC.
 (A Development Stage Company)
Statement of changes in Stockholders' Equity

	Common Stock
	Numbers of Shares	Amount	Additional paid-in capital	Deficit Accumulated During the Development Stage	Total Stockholders' Equity
August 17, 2006 (inception) Shares issued To founder	3,000,000	$3,000	$(3,000)	$-	$-

November, 2006 Shares issued for cash	120,000	120	11,880	-	12,000

Net loss	-	-	-	(1,710)	(1,710)

Balance, December 31, 2006	3,120,000	3,120	8,880	(1,710)	10,290

January 2007 Shares issued for cash	90,000	90	8,910		9,000

Net loss	-	-	-	(7,055)	(7,055)

Balance, December 31, 2007	3,210,000	3,210	17,790	(8,765)	12,235

Net loss	-	-	-	-	-

Balance, December 31, 2008	3,210,000	3,210	17,790	(8,765)	12,235

Net loss	-	-	-	(6,000)	(6,000)

Balance, December 31, 2009	3,210,000	3,210	17,790	(14,765)	6,235

Net loss	-	-	-

Balance, December 31, 2010	3,210,000	3,210	17,790	(14,765)	6,235
Net loss	-	-	-

Balance, December 31, 2011	3,210,000	$3,210	$17,790	$(14,765)	$6,235

See notes to financial statements.

MADISON VENTURE CAPITAL GROUP, INC.
 (A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
NOTE 1 -- ORGANIZATION

Madison Venture Capital Group, Inc. (the "Company"), a Development Stage Company, was incorporated under the laws of the State of Delaware on August 17, 2006 and has been inactive since inception.  The Company intends to serve as a vehicle to effect an asset acquisition, merger, exchange of capital stock or other business combination with a domestic or foreign business.

These financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.  The Company has incurred losses since inception resulting in an accumulated deficit of $14,765 as of December 31, 2011 and further losses are anticipated in the development of its business raising substantial doubt about the Company’s ability to continue as a going concern.  The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.  Management intends to finance operating costs over the next twelve months with existing cash on hand and loans from directors and or private placement of common stock.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - Development Stage Company

The Company has not earned any revenue from operations.  Accordingly, the Company's activities have been accounted for as those of a "Development Stage Enterprise" as set forth in Financial Accounting Standards Board Statement No. 7 ("SFAS 7").  Among the disclosures required by SFAS 7 are that the Company's financial statements be identified as those of a development stage company, and that the statements of operations, stockholders' equity and cash flows disclose activity since the date of the Company's inception.

A.  Accounting Method

The Company's financial statements are prepared using the accrual basis of accounting.  The Company has elected a fiscal year ending on December 31.

B.  Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

ASC 740-10-25 is intended to clarify the accounting for uncertainty in income taxes recognized in a company's financial statements and prescribes the recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740-10-25 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company accounts for income taxes under the ASC 740-10-25.  Under ASC 740-10-25, evaluation of a tax position is a two-step process.  The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position.  The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements.  A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met.  Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met.

The adoption of ASC 740-10-25 at January 1, 2007 did not have a material effect on the Company’s financial position.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

C.  Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

D.  Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

If the Company is successful in raising funds and becoming a business development company, its principal estimates will involve the determination of the value of its portfolio companies.

Determination of fair values involves subjective judgment and estimates not susceptible to substantiation by auditing procedures.  Accordingly, under current auditing standards, the notes to our financial statements will refer to the uncertainty with respect to the possible effect of such valuations, and any change in such valuations, on our financial statements.

E.  Basic Loss per Common Share

Basic loss per common share has been calculated based on the weighted average number of shares outstanding during the period.  (There are no dilutive securities at December 31, 2011 for purposes of computing fully diluted earnings per share.)  Because the Company has incurred losses to date, we have not computed diluted earnings per share.

F.  Impact of New Accounting Standards

Because the Company has been recently organized and has not yet transacted any business, the new accounting standards have no significant impact on the financial statements and related disclosures.

As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 3 -- STOCKHOLDER'S EQUITY

Sierra Grey Capital, LLC and Mintz & Fraade Enterprises, LLC were each issued 1,500,000 shares of restricted common stock as founders shares as of August 17, 2006

During the months of November and December 2006, the Board of Directors issued 120,000 shares of common stock, at $.10 per share, for an aggregate of $12,000 in cash to 12 investors of the Company to fund operating costs.

As exhibited in Part II of this Form 10, the Board of Directors issued 90,000 shares of common stock at $.10 per share for an aggregate of $9,000 for cash to 9 investors of the Company to fund initial costs.

NOTE 3 -- STOCKHOLDER'S EQUITY (Continued)

Common Stock

The holders of the Company's common stock:

- Have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

- Are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

- Do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

- Are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

Preferred Stock

The Company has authorized, but not issued, 5,000,000 shares of preferred stock at $.01 par value per share.  The board of directors has the authority to establish and fix the designation, powers, or preferences of preferred shares without further vote by the stockholders.

NOTE 4 – SUBSEQUENT EVENTS

We have evaluated subsequent events through May 8, 2012, the date the financial statements were available to be issued.  We find no significant subsequent events as of and through this date.

PART II

INFORMATION NOT REQURIED PURSUANT TO THE FORM 10

ITEM 15: RECENT SALE OF UNREGISTERED SECURITIES

The following sets forth information relating to all previous sales of our common stock, which sales were not registered pursuant to the Securities Act.

Sierra Grey Capital, LLC and Mintz & Fraade Enterprises, LLC were each issued 1,500,000 shares of restricted common stock as founders shares as of August 17, 2006

During the period from November 1, 2006 through December 31, 2007, we sold an aggregate of 210,000 shares to 21 investors in exchange for an aggregate $21,000 in cash pursuant to Section 4(2) of the Securities Act.  Such security holders cannot rely upon Rule 144 for resale transactions. There is a general prohibition against reliance on Rule 144 with respect to securities issued by shell companies such as ours.  In order to resell the securities subject to Rule 144, the company must first cease being a shell company, be subject to the Exchange Act reporting obligations, and file all required Exchange Act reports during the preceding twelve months.  Additionally, one year must elapse after all Exchange Act reports are filed before the securities may be resold.  A list of the investors, the amount of stock purchased, and the date of the purchase are listed below:

NAME OF INVESTOR	PRICE PER SHARE	TOTAL SHARES	TOTAL PRICE	DATE PURCHASED
Marcus Bernold	$0.10	10,000	$1,000	1/18/2007
Rene Carrel	$0.10	10,000	$1,000	11/10/2006
Bar Ernst	$0.10	10,000	$1,000	1/19/2007
Monique Heuberger	$0.10	10,000	$1,000	2/4/2007
Roland Heuberger	$0.10	10,000	$1,000	2/4/2007
Kareela Business Ltd.	$0.10	10,000	$1,000	11/10/2006
Manuela Kesselring	$0.10	10,000	$1,000	2/5/2007
Ronald Kesselring	$0.10	10,000	$1,000	2/5/2007
Keyes Family Trust	$0.10	10,000	$1,000	2/13/2007
Christoph Marti	$0.10	10,000	$1,000	11/10/2006
Kurt Marty	$0.10	10,000	$1,000	1/18/2007
Andreas Pliakas	$0.10	10,000	$1,000	11/10/2006
Arne Rupp	$0.10	10,000	$1,000	11/10/2006
Margrit Stocker Rupp	$0.10	10,000	$1,000	11/10/2006
HaldunSacbüken	$0.10	10,000	$1,000	11/10/2006
Raul Senn	$0.10	10,000	$1,000	11/10/2006
Claude Schurch	$0.10	10,000	$1,000	2/5/2007
Siegfried Schurch	$0.10	10,000	$1,000	11/10/2006
Ulrich Schurch	$0.10	10,000	$1,000	11/10/2006
Kerstin Schurch-Rupp	$0.10	10,000	$1,000	11/10/2006
Tell Capital AG	$0.10	10,000	$1,000	11/10/2006

The sale of all shares except for the sale to the Keyes Family Trust were made outside the United States  to  “non U.S. persons” and are therefore exempt from registration under the Securities Act of 1933 pursuant to Regulation S.  Pursuant to the subscription agreement signed by Richard Keyes, the trust’s trustee, on behalf of the Keyes Family Trust, Richard Keyes has sufficient knowledge and experience in business and financial matters to evaluate the information set forth in the subscription agreement, and the risks of the investment, to make an informed decision with respect thereto.  Therefore, the sale of shares to the Keyes Family Trust through Richard Keyes was also exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as amended.

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ITEM 24:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section  145 of the  Delaware General Corporation Law provides that a corporation may indemnify  directors and officers as well as other employees and individuals against expenses including  attorneys' fees, judgments, fines and amounts paid in settlement  in  connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation,  a derivative action, if they acted in good faith and in a manner they reasonably believed  to be in or not opposed to the best interests of the corporation, and, with  respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys' fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there may be any indemnification where the person seeking indemnification has been found liable to the corporation.  The statute provides that it is not exclusive of other indemnification which may be granted by a corporation's certificate of incorporation, bylaws, agreement or a vote of stockholders or disinterested directors or otherwise.

Our Certificate of Incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

      o     any breach of the director's duty of loyalty to the corporation or its stockholders;

      o     acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

      o     payments of unlawful dividends or unlawful stock repurchases or redemptions; or

      o     any transaction from which the director derived an improper personal benefit.

             Our Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.  Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

ITEM 25:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all costs and expenses in connection with this offering, including but not limited to all expenses related to the costs of preparing, reproducing or printing this Form 10, legal expenses, and other expenses incurred in qualifying or registering the offering for sale under state laws as may be necessary, as well as the fees and expenses of our attorneys and accountants. It is anticipated that the total of all costs and expenses in connection with this offering will be approximately $5000. This includes:

CPA fees	$2,500
SEC filing fee	0
Filing Service	1,500
Miscellaneous expenses	1,000
Total	$5,000

5.             For the purpose of determining liability under the Securities Act to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

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